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                                                                      EXHIBIT 9B


                          SUB-ADMINISTRATION AGREEMENT


         AGREEMENT made this 1st day of January, 1998, between SEI Investments Management Corporation ("SEI"), a Delaware business trust, and having its principal place of business at Oaks, PA 19456, and FMB Trust Company, National Association "Sub-Administrator"), a national banking association having its main office at 25 South Charles Street, Baltimore, Maryland.

         WHEREAS, SEI has entered into an Administration Agreement, dated November 1, 1995, as amended (the "Administration Agreement"), with ARK Funds ("ARK"), a Massachusetts business trust having its principal place of business at Oaks, PA 19456, concerning the provision of management and administrative services for the investment portfolios of ARK identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

         WHEREAS, SEI desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Portfolio and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Services as Sub-Administrator. The Sub-Administrator will assist SEI in providing administrative services with respect to each Portfolio as may be reasonably requested by SEI from time to time. Such services may include, but are in no way limited to, such clerical, bookkeeping, accounting, stenographic, and administrative services which will enable SEI to more efficiently perform its obligations under the Administration Agreement. Specific assignments may include:

         (i) With regard to the investment adviser to ARK, and at the direction of SEI, to:

                  a. advise with regard to various compliance requirements including but not limited to the performance of credit analysis as required by Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act");

                  b. assist in the preparation of Trustees' compliance reports;

                  c. assist in the resolution of other technical issues of a non-compliance nature; and
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                  d.       serve as on-site liaison;

         (ii) Gathering of information deemed necessary by SEI to support (a) required state regulatory filings (including filings required to be made with tax, blue sky and bank agencies) and (b) required federal regulatory filings;

         (iii) Preparation of statistical and research data;

         (iv) Assistance in the preparation of ARK's Annual and Semi-Annual Reports to Shareholders; and

         (v) Assistance in the gathering of data from the investment advisor to ARK for inclusion in SEI's periodic reports to the Trustees.

The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

         2. Compensation; Reimbursement of Expenses. SEI shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto.

         3. Effective Date. This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Portfolio or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

         4. Term. This Agreement shall become effective with respect to a Portfolio on January 1, 1998, and shall remain in effect for four years, and thereafter shall be renewed automatically for successive periods of two years unless terminated by either party on not less than 90 days prior written notice; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of SEI, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect, and further provided however, that this agreement shall terminate in any event upon the termination of the Administration Agreement. Either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by SEI upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from SEI, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination,
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including without limitation, the delivery to SEI, ARK, and/or their respective designees of ARK's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by SEI, the Sub-Administrator will provide SEI and/or ARK with reasonable access to any ARK documents or records remaining in its possession.

         5. Standard of Care; Reliance on Records and Instructions; Indemnification. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to SEI or ARK for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. SEI agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Portfolio or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Portfolio given or made to the Sub-Administrator by a duly authorized representative of SEI; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give SEI written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

         6. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of ARK all books and records which ARK and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of ARK and to make such books and records available for inspection by ARK, by SEI, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to ARK and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         7. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs
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and procedures are the exclusive property of ARK and all such other records and data will be furnished to SEI and/or ARK in appropriate form as soon as practicable after termination of this Agreement for any reason.

         9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of SEI and/or ARK, turn over to SEI and/or ARK and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to SEI and/or ARK, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to SEI and/or ARK unless ARK authorizes in writing the destruction of such records and documents.

         10. Representations of SEI. SEI certifies to the Sub-Administrator that this Agreement has been duly authorized by SEI and, when executed and delivered by SEI, will constitute a legal, valid and binding obligation of SEI, enforceable against SEI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         11. Representations of the Sub-Administrator. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of ARK and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and (2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         12. Insurance. The Sub-Administrator shall notify SEI should any of its insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify SEI of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify SEI from time to time as may be appropriate of the total outstanding claims made by the Sub-Administrator under its insurance coverage.



         13. Notices. Any notice provided hereunder shall be sufficiently given when sent by
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registered or certified mail to SEI at the following address: One Freedom Valley
Drive, Oaks, PA, and to the Sub-Administrator at the following address: 25 South Charles Street, Baltimore, Maryland, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

         14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Portfolio by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of ARK.

         16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[SEAL]                                   SEI FINANCIAL MANAGEMENT
                                         CORPORATION

                                         By:_________________

                                         Title:______________

                                         FMB TRUST COMPANY, NATIONAL
                                         ASSOCIATION

                                         By:_________________

                                         Title:______________
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                                   SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                      SEI FINANCIAL MANAGEMENT CORPORATION
                                       AND
                     FMB TRUST COMPANY, NATIONAL ASSOCIATION


NAME OF PORTFOLIO

U.S. Treasury Money Market Portfolio
U.S. Government Money Market Portfolio
Money Market Portfolio
Short-Term Treasury Portfolio
Intermediate Fixed Income Portfolio
Income Portfolio
Maryland Tax-Free Portfolio
Pennsylvania Tax-Free Portfolio
Balanced Portfolio
Equity Income Portfolio
Equity Index Portfolio
Blue Chip Equity Portfolio
Large-Cap Value Portfolio
Mid-Cap Equity Portfolio
Stock Portfolio
Capital Growth Portfolio
Small Cap Portfolio (formerly Special Equity Portfolio)
International Equity Portfolio
Short-Term Bond Portfolio
Intermediate Government Portfolio
Value Equity Portfolio
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                                                        SEI FINANCIAL MANAGEMENT
                                                             CORPORATION


                                                     By: _______________________

                                                     Title:_____________________


                                                     FMB TRUST COMPANY, NATIONAL
                                                     ASSOCIATION.

                                                     By: _______________________

                                                     Title:_____________________
Dated:  As of January 1, 1998
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                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                      SEI FINANCIAL MANAGEMENT CORPORATION
                                       AND
                     FMB TRUST COMPANY, NATIONAL ASSOCIATION


Compensation

Annual Rate of up to 0.0275% of aggregate average daily net assets







SEI FINANCIAL MANAGEMENT                      FMB TRUST COMPANY, NATIONAL
MANAGEMENT                                    ASSOCIATION

By:_________________                          By:_________________

Title:______________                          Title:______________